EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Mikojo, Inc. Secures $23 Million Credit Facility

FOSTER CITY, CA., January 26, 2010 – Mikojo Inc., (OTCBB: MKJI), an Internet search engine company that develops and deploys innovative advanced information search products for consumer and enterprise solutions, announced today that on January 22, 2010, it entered into a credit enhancement agreement (the “Facility”) with Atlas Investment Corporation, pursuant to which Atlas will issue Letters of Credit (LCs) to support Mikojo advertising expenses aggregating approximately $23 million over a 14-month period.

Under the terms of the Facility, Atlas will provide LCs issued by acceptable banking institutions to serve as collateral for Mikojo’s agreements with its advertising partners. It is anticipated that LCs will be issued, released and re-issued on a revolving basis and that the maximum amount of LCs outstanding at any point in time will be $5,000,000.  The Facility has an initial term of 14 months, with an option to renew or rollover (at the sole discretion of Atlas) for an additional 12-month period.  The initial 14-month time frame permits Mikojo to utilize a 2-month time period to ramp up its advertising business, followed by 12 months of advertising operations.  Atlas has agreed to provide an initial LC in the amount of $1,000,000 the first month of the Facility; two additional LCs aggregating an additional $2,000,000 the second month and additional LCs totaling $2,000,000 the third month, to bring the aggregate total to the agreed $5,000,000.  It is anticipated that the aggregate amount of LCs to be provided over the initial term of the Facility is approximately $23 million.

EXHIBIT 99.1

In consideration of Atlas providing the Facility, Mikojo shall issue senior debentures to Atlas over the initial term of the Facility aggregating $4,600,000 (subject to adjustment in the event the full amount of the Facility is not utilized), which will have staggered maturity dates commencing 3 months following the issuance of the initial LC.  Unless the facility is prematurely terminated, the $4,600,000 is the estimated minimum amount of debentures the company expects to issue to Atlas.  In addition to the Facility, Atlas will have the first right of refusal to arrange for factoring of Mikojo’s receivables that are generated by utilizing the LC collateral provided by Atlas.  Such factoring could provide Mikojo with additional cash, which could produce additional revenues through the ability support the placement of additional advertising.

“The completion of this Facility will enable Mikojo to rapidly expand its advertising efforts, and support the completion of our next generation intelligent search engine technology” commented James Cates, President and Chief Executive Officer.

For further information regarding Mikojo, Inc., please refer to www.sec.gov.

About Mikojo

Mikojo is a provider of Internet search services and technology. Mikojo is implementing technology that it believes will improve the search experience for consumers by providing mechanisms for users to specify search queries that integrate multiple data sources on the Internet. Based in Foster City, California, with offices also located in Los Angeles and Australia, Mikojo has a history of technology innovation in data integration and Internet search. The Company is incorporated in Delaware and trades on the OTC Bulletin Board under the symbol MKJI.

Forward Looking Statement

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company’s periodic findings with the U.S. Securities and Exchange Commission.

EXHIBIT 99.1

Contact:
Timothy Neher
O: 650.283.2653
E: tneher@mikojo.com
www.mikojo.com